Form N-SAR

Sub-Item 77D
Policies with Respect to Securities Investments
Foreign Stock Portfolio
Risk-Managed Growth Portfolio
Risk-Managed Core Portfolio
33-63212, 811-7736



Foreign Stock Portfolio
New Policy:
Foreign Stock Portfolio invests, under normal circumstances, at least 80% of its net assets in stocks of issuers located in at least five different countries, excluding the United States. Although the Portfolio intends to invest substantially all of its assets in issuers located outside the United States, it may at times invest in U.S. issuers and, under unusual circumstances, it may invest all of its assets in fewer than five countries or even in a single country. The Portfolio emphasizes investments in companies the portfolio manager believes are undervalued relative to their intrinsic worth. The policy change was a result of the name change from International Value Portfolio to Foreign Stock Portfolio.

Old Policy:
International Value Portfolio invests, under normal circumstances, at least 80% of its net assets in securities of issuers located in at least five different countries excluding the United States. The Portfolio invests in issuers with the potential for long-term growth of capital using a "value" approach. The "value" approach emphasizes investments in companies the portfolio manager believes are undervalued relative to their intrinsic worth. Although the Portfolio intends to invest substantially all of its assets in issuers located outside the United States, it may invest in U.S. issuers and, under unusual circumstances, it may invest in fewer than five countries or even in a single country.


Risk-Managed Growth Portfolio
New Policy:
Risk-Managed Growth Portfolio invests primarily in common stocks of large-sized companies selected for their growth potential. The Portfolio seeks to control risks by selecting stocks only from the universe of the Portfolio's benchmark, which is the Russell 1000 Growth Index, among other risk control techniques. The policy change was a result of the name change from Risk-Managed Large Cap Growth Portfolio to Risk-Managed Growth Portfolio.

Old Policy:
Risk-Managed Large Cap Growth Portfolio invests, under normal circumstances, at least 80% of its assets in common stocks of large-sized companies. Large-sized companies are those whose market capitalization falls within the range of companies in the Russell 1000 Index, at the time of purchase. The Portfolio invests primarily in stocks selected for their growth potential and seeks to control risks by selecting stocks only from the universe of the Portfolio's benchmark, which is the Russell 1000 Growth Index, among other risk techniques.



Risk-Managed Core Portfolio
New Policy:
Risk-Managed Core Portfolio invests primarily in common stocks of large-sized companies selected for their growth potential. The Portfolio seeks to control risks by selecting stocks only from the universe of the Portfolio's benchmark, which is the S&P 500(R) Index, among other risk control techniques. The policy change was the result of the name change from Risk-Managed Large Cap Core Portfolio to Risk-Managed Core Portfolio.

Old Policy:
Risk-Managed Large Cap Core Portfolio invests, under normal circumstances, at least 80% of its assets in common stocks of large-sized companies. Large-sized companies are those whose market capitalization falls within the range of companies in the Russell 1000 index, at the time of purchase. The Portfolio invests primarily in stocks selected for their growth potential. The Portfolio generally invests from the universe of the Portfolio's benchmark, which is the S&P 500(R) Index.